EXHIBIT 16.1

Malone & Bailey, PC
2925 Briarpark Drive, Suite 930
Houston, Texas 77042

October 28, 2008

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE: Winland Online Shipping Holdings Corporation (f/k/a Trip Tech, Inc.)

We have read the statements that Winland Online Shipping Holdings Corporation included under Item 4.01 of the Form 8-K report expected to be filed on October 28, 2008 regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

/s/ Malone & Bailey, PC